                                                                  Exhibit 99.1




FOR IMMEDIATE RELEASE                                            SYMBOL: LANC
Thursday, October 28, 2004                                       TRADED: Nasdaq


            LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

         COLUMBUS, Ohio, Oct. 28 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported record net sales of $281 million for the first fiscal quarter ended September 30, 2004, a six-percent increase over first quarter sales of $267 million last year. Net income was $18,378,000 versus $19,700,000 in the corresponding quarter a year ago. Current year results included pretax income of approximately $0.4 million (one cent per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs, compared to $1.6 million (three cents per share after taxes) in the comparable quarter a year ago. Basic and diluted earnings per share were 52 cents versus 55 cents earned in the first quarter last year.

         John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, "We were encouraged to achieve net sales growth in each segment. Operating earnings, however, were again adversely affected by higher raw material costs and a business environment that allows little pricing flexibility."

         Specialty Foods sales totaled $161 million, up four percent from the year-ago level. Segment operating income totaled $27.4 million, up four percent over the year-ago level. Mr. Gerlach said, "Both retail and foodservice sales showed modest growth and Warren Frozen Foods, acquired last December, contributed over $4 million to the higher first quarter sales. Operating income was again constrained by higher costs of soybean oil and cream, as the adverse impact of all commodities exceeded $1 million in the quarter."

         Automotive sales were $57 million for the quarter, up three percent from the prior year's first quarter total. Segment operating income totaled $2.3 million, or approximately four percent of sales, after a charge of approximately $0.4 million for costs incurred with the previously announced closing of a floor mat facility. Segment income in the year-ago quarter totaling $3.7 million included approximately $0.4 million from a gain on the sale of an idle facility. Mr. Gerlach noted, "Sales of original equipment products benefited from growth in aluminum accessories, partially offset by lower floor mat volume. Operating margins remain adversely affected by markedly higher material costs for aluminum, steel and synthetic rubber."

         Glassware and Candles sales totaled $64 million, up 14 percent for the quarter, and segment operating income was $1.1 million, $2.0 million below the year-ago level. Mr. Gerlach said,

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PAGE 2 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

"For the third consecutive quarter, candle sales have posted year-over-year increases, growing both through the addition of new customers and gains among existing customers. Segment operating income reflects lower LIFO-related income as well as higher material and product costs. Candle production has increased to meet demand in recent months, and manufacturing efficiencies at our largest glassware facility have also improved."

         Mr. Gerlach concluded, "We continue to believe that our best opportunity to improve operating results lies in the second half of the current fiscal year. Lancaster Colony remains debt-free with solid cash flows, and we ended the past quarter with more than $168 million in cash and equivalents."

         The company's first quarter conference call is scheduled for this morning, October 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's internet home page at www.lancastercolony.com. The webcast will be archived and available on the company's website.

         This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.



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PAGE 3 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                     (In thousands except per-share amounts)

                                                           Three Months Ended
                                                             September 30,
                                                          2004            2003
                                                        --------        --------
Net sales                                               $281,484        $266,652
Cost of sales                                            227,467         210,845
                                                        --------        --------
Gross margin                                              54,017          55,807
Selling, general & administrative expenses                24,776          24,169
Restructuring and impairment charge                          442            --
                                                        --------        --------
Operating income                                          28,799          31,638
Interest income and other - net                              627             346
                                                        --------        --------
Income before income taxes                                29,426          31,984
Taxes based on income                                     11,048          12,284
                                                        --------        --------
Net income                                              $ 18,378        $ 19,700
                                                        ========        ========
Net income per common share:(a)
    Basic and diluted                                   $    .52        $    .55
Cash dividends per common share                         $    .23        $    .20

Weighted average common shares outstanding:
    Basic                                                 35,355          35,763
    Diluted                                               35,408          35,831


(a) Based on the weighted average number of shares outstanding during each period.


                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (Unaudited)
                                 (In thousands)

                                                           Three Months Ended
                                                             September 30,
                                                          2004            2003
                                                        --------        --------
NET SALES
    Specialty Foods                                     $160,609        $154,817
    Glassware and Candles                                 63,732          56,126
    Automotive                                            57,143          55,709
                                                        --------        --------
                                                        $281,484        $266,652
                                                        ========        ========
OPERATING INCOME
    Specialty Foods                                     $27,379         $ 26,313
    Glassware and Candles                                 1,079            3,106
    Automotive                                            2,256            3,651
    Corporate expenses                                   (1,915)          (1,432)
                                                        -------         --------
                                                        $28,799         $ 31,638
                                                        =======         ========


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PAGE 4 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                           September 30,      June 30,
                                                                2004            2004
                                                           -------------      --------
                                                            (Unaudited)
ASSETS
Current assets:
   Cash and equivalents                                       $168,136        $178,503
   Receivables - net of allowance for doubtful
      accounts                                                 115,764          94,623
   Total inventories                                           154,093         155,076
   Deferred income taxes and other current assets               26,774          22,803
                                                              --------        --------
      Total current assets                                     464,767         451,005
Net property, plant and equipment                              155,200         159,494
Other assets                                                   105,453         102,388
                                                              --------        --------
         Total assets                                         $725,420        $712,887
                                                              ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                           $ 46,974        $ 47,383
   Accrued liabilities                                          58,447          45,348
                                                              --------        --------
      Total current liabilities                                105,421          92,731
Other noncurrent liabilities and deferred income taxes          34,153          33,371
Shareholders' equity                                           585,846         586,785
                                                              --------        --------
         Total liabilities and shareholders' equity           $725,420        $712,887
                                                              ========        ========

SUBJECT TO YEAR-END AUDIT.

                                     # # # #

FOR FURTHER INFORMATION:     John B. Gerlach, Jr., Chairman and CEO, or
                             John L. Boylan, Vice President, Treasurer and CFO
                             Lancaster Colony Corporation
                             Phone: 614/224-7141
                             -or-
                             Investor Relations Consultants, Inc.
                             Phone: 727/781-5577 or E-mail: lanc@mindspring.com
                                                            -------------------